Exhibit 99.7

Good Thursday evening,

A few minutes ago, we announced that StanCorp will be acquired by Meiji Yasuda, a highly respected, private life insurance company headquartered in Tokyo.

I wanted to share this exciting news with you as soon as possible and tell you more about what it means for all of us.

But before we get to the details, here are the key things I really want you to know.

•	First, this is a great opportunity to join a strong global business with tremendous resources and similar values and culture.

•	Second – and maybe most importantly – our operations, headquarters, employees, management team, community support, purpose and values will all remain the same. Very little will change day-to-day at The Standard, and this is great news for all of us.

My guess is that many of you may not have heard of Meiji Yasuda. Meiji Yasuda was founded in 1881, and like us, has a long and successful history built on roots as a mutual insurance company, and they still are today.

They are the oldest and third largest life insurance company in Japan, with the largest share in group insurance in the Japanese market.

We will become Meiji Yasuda’s primary presence and partner in the U.S., operating under The Standard brand within Meiji Yasuda’s global structure.

Like The Standard, Meiji Yasuda has a long-term perspective and our cultures have a lot in common. As I mentioned, our purpose and values are remarkably consistent with Meiji Yasuda’s.

They respect how important philanthropy and community service are to our culture, and I can tell you that we will proudly continue these commitments as part of Meiji Yasuda, and that includes our upcoming Employee Giving Campaign, which is about to kick off, and I’m really looking forward to it.

It’s also important to provide you some color on why becoming part of Meiji Yasuda presents a tremendous opportunity for us.

Meiji Yasuda clearly recognizes the value in our current businesses and strategy.

They are impressed by our people, our products, our relationships with producers and customers, and how we weathered the financial crisis and emerged a strong, financially sound company.

They can see the significant value of our franchise and our tremendous future potential, and they want to build their U.S. business around us.

Those factors are the ingredients for a really compelling future for The Standard, our employees and our customers.

Obviously the economics for our shareholders – including many of you – are also highly compelling.

I think it’s helpful to think about it in these terms – we are in essence exchanging our 40 million shares for one shareholder who happens to be a mutual insurance company.

But this doesn’t happen overnight.

This announcement is the first step of many that have to be taken before the transaction becomes official, including various approvals, as well as something called a market check or Go-Shop period.

Since many of you are shareholders in our company, you should also know that we will be filing a proxy statement and other documents with the SEC that explain the transaction in full, and I encourage you to read those documents before you vote your shares this fall.

Until the deal is complete, which we expect to happen in Q1 2016, we will continue to be a public company with no changes to our operations.

I’m sure you have questions, and we have posted an FAQ document on Standardnet. You’ll find a link to that document in the note accompanying this video.

I can tell you that you probably won’t find every answer you’re looking for in the FAQ, but we will be providing more answers to you and our other shareholders as we move through this process.

While this news can be distracting, it’s more important than ever that we remain focused on our customers, producers and day-to-day operations so we can continue the strong momentum we have built.

You’ll see that momentum in our earnings for the second quarter. We delivered operating earnings per share of $1.51, which beat the Street’s expectation of $1.21. This is a great trend, fueled by continued strong sales and retention across the business. Thank you all for the hard work that got us here.

This announcement is a testament to the strength of our entire team, our financial performance, our unwavering focus on customer service and our respected brand.

I look forward to sharing more about this news with all of you in the coming weeks, including an acknowledgment of the team of folks that has worked so hard to make this happen.

If you think about it, we have come full circle, returning to our roots as a mutual company.

We are still all about helping people achieve financial well-being and peace of mind.

I feel a great amount of pride in what we have achieved to date and I’m looking forward to this new chapter of The Standard’s history. I hope you share my excitement for our bright future ahead.

Thanks, and have a great day.